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                SUMMARY OF SALIENT FACTS AND CONCLUSIONS



PROPERTY APPRAISED                   Ashley Woods Apartments
                                     2300 Walden Glen Circle
                                     Cincinnati, Hamilton County, Ohio

PURPOSE OF THE APPRAISAL             The purpose of this appraisal is to
                                     estimate the market value of the fee
                                     simple interest in the subject,
                                     Ashley Woods Apartments, as of
                                     September 22, 1997.

INTENDED USE OF THE APPRAISAL        The intended use of this appraisal report
                                     is for the purpose of assisting the client in obtaining financing.

PROPERTY RIGHTS APPRAISED            Fee simple interest

HIGHEST AND BEST USE
--As Improved                        As currently developed with a garden style
                                     apartment complex.

--As If Vacant                       Multi-family residential development
                                     (rental or ownership housing), subject to economic feasibility

DATE OF INSPECTION                   The subject was inspected by Daniel Foley
                                     on September 22, 1997.

DATE OF VALUE                        September 22, 1997

INDICATED MARKET
VALUE AS OF SEPTEMBER 22, 1997       $11,750,000

INDICATED EXPOSURE TIME              Up to 6 to 9 months preceding the date
                                     of value.

INDICATED MARKETING TIME             Up to 6 to 9 months commencing from the
                                     date of value.




                    Joseph J. Blake and Associates, Inc.
                   Real Estate Appraisers and Consultants